Exhibit 99.1

COMSovereign Reports Third Quarter 2021 Financial Results

Company Utilizes Internal Engineering and Expands Component Sourcing to Address Ongoing Supply Chain Disruptions

DALLAS, TX – November 15, 2021 – COMSovereign Holding Corp. (NASDAQ: COMS and COMSP) (“COMSovereign” or the “Company”), a U.S.-based developer of 4G LTE Advanced and 5G communication systems and solutions today reported financial results for the third quarter ended September 30, 2021.

●	For the three months ended September 30, 2021, total revenues were approximately $4.1 million, an increase of approximately 103% compared to approximately $2.0 million for the three months ended September 30, 2020, driven largely by sales at the Company’s Fastback and Sovereign Plastics business units. Sequentially, quarterly revenues in the third quarter of 2021 increased over 14% versus revenue for the second quarter of 2021. For the nine months ended September 30, 2021, revenues were approximately $9.8 million compared to approximately $7.5 million, representing an increase of approximately 31%.

●	Revenue growth in the third quarter of 2021 continued to be impacted by the global shortage of key components and tight supply chain conditions as well as the delay in the awarding of several government contracts. The Company is currently taking steps to mitigate the impact of supply chain and parts shortages through additional component sourcing and the internal redesign of certain radio subsystems.

●	Gross profit for the three months ended September 30, 2021, was approximately $2.3 million, representing a gross margin of 55%, an improvement from a gross profit of approximately $1.2 million or 48% reported for the three months ended September 30, 2020. Gross margins in the third quarter of 2021 also continued to sequentially improve from the 50% reported in the second quarter of 2021.

●	For the three months ended September 30, 2021, total operating expenses increased to approximately $12.7 million compared to approximately $7.9 million for the three months ended September 30, 2020, due to the expanded size of the business, increases in professional services including accounting and legal, and staffing levels across the organization. As part of ongoing integration activities at its three core business units – Global Telecom, Sky Sovereign and Power Supplies – it has implemented several business process improvements, staff re-alignment and cost cutting programs it believes will reduce total operating expenses in the fourth quarter of 2021 and throughout 2022.

●	As of September 30, 2021, the Company ended the quarter with approximately $2.9 million in cash and approximately $10.8 million invested in inventory and $6.7 million in pre-paid expenses. This significant increase was planned and reflects inventory builds anticipated to meet customer demands, primarily for radios and related hardware, for the remainder of the year and into 2022. In October, the Company completed an offering of 9.25% Series A Preferred Stock raising $8.0 million in gross proceeds. Following this transaction, the Company has paid down approximately $2.75 million in outstanding debt.

●	Investors can view the complete 10-Q filing at www.sec.gov or on the Company’s website at https://investors.comsovereign.com/SEC-Filings

“Third quarter results reflect continued progress across the business highlighted by the initial resumption of increased production at Fastback. The ability to scale-up radio production while addressing constraints caused by chip shortages and supply chain disruptions, is a significant achievement and one that demonstrates the unique value we have built in our domestic production and supply chain business model. Although revenue in the quarter was below expectations, our team continues to adapt to the challenges by leveraging our internal design and production capabilities to meet customer needs,” said Dan Hodges, Chairman and CEO of COMSovereign Holding Corp.

Third Quarter Business Highlights:

●	Fastback resumed the volume production of its Intelligent Backhaul Radios (“IBRs”) enabling it to begin fulfilling $8.7 million in open orders with a tier one network operator. As a result of improved postproduction testing and component sourcing, the Company is currently ahead of schedule and is expected to complete delivery against these open orders this month.

●	DragonWave expanded its sales and distribution activities with the introduction of the “Extend”-line of Ultra high-capacity and long-range mmWave radios designed to reliably deliver multi-gigabit connections up to 6 miles (10km) or more with fiber-equivalent reliability of 99.999%. Extend combines the robust and highest power packet microwave technology of DragonWave’s Harmony product line with market-leading performance of Siklu’s EtherHaul™ E-Band (70/80 GHz) radios. This single solution is designed to address the need for long-range, ultra-high capacity, cost-effective and ultra-reliable wireless connectivity by mobile network operators, rural broadband, and wireless internet service providers (WISPs), public safety organizations, as well as city, state, and local municipalities.

●	In August, the Company announced the initial closing of its acquisition of Saguna and its innovative 5G mobile edge computing (MEC) software. As a critical enabling technology for 5G, Saguna is already powering the fastest 5G network in the world and has advanced a series of development deployments with major enterprises and operators. These efforts include a new partnership announcement from Hewlett Packard Enterprise (HPE) and StarHub who have teamed up to help enterprises and government clients move time-critical workloads such as artificial intelligence (AI), automation, data analytics, machine learning (ML), and mission critical communications closer to wherever customers require ultra-low latency performance.

Hodges concluded, “We remain optimistic about the many opportunities which lay ahead of COMSovereign. Unlike many in our industry, we are very fortunate to have the unique ability to tap internal resources like Sovereign Plastics and Silver Bullet Technologies and our own domestic supply chain to design-out or eliminate difficult to find componentry and secure alternative sources of production. This capability will continue to be a valuable competitive advantage as we introduce a number of new communication products across our businesses later this year which we expect will contribute to strong growth throughout 2022.”

Third Quarter 2021 Results Conference Call

COMSovereign Holding Corp. Chairman and CEO Dan Hodges Chief Financial Officer Fran Jandjel will host the conference call, followed by a question-and-answer period.

To access the call, please use the following information:

Date:	Monday, November 15, 2021
Time:	4:30 p.m. Eastern time, 1:30 p.m. Pacific time
Toll-free dial-in number:	1-844-826-3035
International dial-in number:	1-412-317-5195
Conference ID:	10161917

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1511710&tp_key=17fc2f10e4 and via the investor relations section of the Company’s website at www.comsovereign.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through November 22, 2021.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	10161917

For more information about COMSovereign, please visit www.COMSovereign.com and connect with us on Facebook and Twitter.

About COMSovereign Holding Corp.

COMSovereign Holding Corp. (Nasdaq: COMS) has assembled a portfolio of communications technology companies that enhance connectivity across the entire network. By combining strategic acquisitions with organic research and development efforts, COMSovereign has built a U.S.-based communications solution provider able to deliver end-to-end 4G LTE Advanced and 5G-NR telecom solutions to network operators, enterprises, and governments. For more information about COMSovereign, please visit www.COMSovereign.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, the impact of the current COVID-19 pandemic, which may limit access to the Company’s facilities, customers, management, support staff, and professional advisors, and to develop and deliver advanced voice and data communications systems, demand for the Company’s products and services, the availability of parts and components for the manufacture of products, economic conditions in the U.S. and worldwide, and the Company’s ability to recruit and retain management, technical, and sales personnel. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Steve Gersten, Director of Investor Relations
COMSovereign Holding Corp.
813-334-9745
investors@comsovereign.com

External Investor Relations:
Chris Tyson, Executive Vice President
MZ Group - MZ North America
949-491-8235
COMS@mzgroup.us
www.mzgroup.us

and

Media Relations for COMSovereign Holding Corp.:
Michael Glickman
MWGCO, Inc.
917-397-2272
mike@mwgco.net

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